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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Magna Group, Inc. on Form S-4 of our report dated January 17, 1996, appearing in the Annual Report on Form 10-K of Homeland Bankshares Corporation for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Des Moines, Iowa
December 11, 1996